Exhibit 99.3

Unaudited pro forma condensed combined financial

data of the Company and Apartments.com

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial data of CoStar Group, Inc. (“the Company”) and Apartments.com, a division of Classified Ventures, LLC, after giving effect to the acquisition of Apartments.com by the Company completed on April 1, 2014 and the related financing, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of the Company and Apartments.com, giving effect to the acquisition, as if it had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of the Company and Apartments.com, giving effect to the acquisition as if it had occurred on March 31, 2014. The historical consolidated financial data has been adjusted in the unaudited pro forma condensed financial data to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial data. In addition, the unaudited pro forma condensed combined financial data was based on and should be read in conjunction with the:

•	separate historical financial statements of the Company for the year ended December 31, 2013 and as of and for the quarterly period ended March 31, 2014 and the related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, respectively, and

•	separate historical financial statements of Apartments.com for the year ended December 31, 2013 and as of and for the quarterly period ended March 31, 2014 and the related notes included in this Report on Form 8-K/A.

Certain items have been reclassified from Apartments.com’s historical financial statement information to align the presentation of those financials with the Company’s financial statement presentation. The unaudited pro forma condensed combined financial data has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial data and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition or the costs to integrate the operations of the Company and Apartments.com or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

(in thousands)

	Historical CoStar Group, Inc.	Historical Apartments.com	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$223,443	$—	$(196,970	) (6a)	$26,473
Short-term investments	—	1,464	(1,464	) (5i)	—
Accounts receivable, less allowance for doubtful accounts	32,286	10,891	—		43,177
Deferred and other income taxes, net	37,362	—	—		37,362
Prepaid expenses and other current assets	8,113	1,739	(575	) (5i)	9,277
Debt issuance costs, net	2,547	—	823	(6f)	3,370

Total current assets	303,751	14,094	(198,186)		119,659

Long-term investments	22,168	183	—		22,351
Property and equipment, net	57,338	1,583	(428	) (5i)	58,493
Goodwill	718,824	3,440	438,194	(6b)	1,160,458
Intangibles and other assets, net	137,168	—	136,000	(6c)	273,168
Deposits and other assets	1,818	—	—		1,818
Debt issuance costs, net	3,729	—	8,701	(6f)	12,430

Total assets	$1,244,796	$19,300	$384,281		$1,648,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$26,250	$—	$(6,250	) (6f)	$20,000
Accounts payable	3,943	1,957	—		5,900
Accrued wages and commissions	12,426	2,059	(1,662	) (5i)	12,823
Accrued expenses	26,208	4,670	(445	) (6f)
			(3,101	) (5i)	27,332
Deferred gain on sale of building	2,523	—	—		2,523
Deferred revenue	35,926	611	(611	) (5i)	35,926
Current portion of deferred incentive plan	—	5,264	(5,264	) (5i)	—

Total current liabilities	107,276	14,561	(17,333)		104,504

Long-term debt, less current portion	122,500	—	407,500	(6f)	530,000
Deferred gain on the sale of building	25,655	—	—		25,655
Deferred rent	23,353	—	—		23,353
Deferred income taxes, net	31,390	—	—		31,390
Income taxes payable	4,829	—	—		4,829

Total liabilities	315,003	14,561	390,167		719,731

Commitments and contingencies			—		—

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	288	—	—		288
Additional paid in capital	855,535	—	—		855,535
Accumulated other comprehensive loss	(5,093)	—	—		(5,093)
Retained earnings	79,063	4,739	(5,886	) (6h)	77,916

Total stockholders’ equity	929,793	4,739	(5,886)		928,646

Total liabilities and stockholders’ equity	$1,244,796	$19,300	$384,281		$1,648,377

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

	Historical CoStar Group, Inc.	Historical Apartments.com	Reclassifications to recast historical Apartments.com in CoStar’s presentation	Recast Historical Apartments.com	Pro Forma Adjustments		Pro Forma Combined
Revenues	$440,943	$85,867	$—	$85,867	$—		$526,810
Cost of revenues	129,185		6,742	6,742	17,429	(6c)	153,356

Gross margin	311,758		(6,742)	79,125	(17,429)		373,454

Operating expenses:
Selling and marketing	98,708	29,215	5,955	35,170	—		133,878
Software development	46,757	18,497	(6,446)	12,051	—		58,808
General and administrative	96,956	8,201	(96)	8,105	(1,348	) (6d)	103,713
Purchase amortization	15,183		—	—	12,799	(6c)	27,982
Other Apartments.com operating expenses		6,155	(6,155)	—	—		—

	257,604	62,068	(6,742)	55,326	11,451		324,381

Income (loss) from operations	54,154	23,799	—	23,799	(28,880)		49,073
Interest and other income	326	399	—	399	(399	) (6e)	326
Interest and other expense	(6,943)	—	—	—	(8,933	) (6f)	(15,876)

Income (loss) before income taxes	47,537	24,198	—	24,198	(38,212)		33,523
Income tax expense (benefit), net	17,803	—	—	—	(5,325	) (6g)	12,478

Net income (loss)	$29,734	$24,198	$—	$24,198	$(32,887)		$21,045

Net income per share — basic	$1.07						$0.76

Net income per share — diluted	$1.05						$0.75

Weighted average outstanding shares — basic	27,670						27,670

Weighted average outstanding shares — diluted	28,212						28,212

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

(in thousands, except per share amounts)

	Historical CoStar Group, Inc.	Historical Apartments.com	Reclassifications to recast historical Apartments.com in CoStar’s presentation	Recast Historical Apartments.com	Pro Forma Adjustments		Pro Forma Combined
Revenues	$119,076	$22,402	$—	$22,402	$—		$141,478
Cost of revenues	33,643		1,734	1,734	4,357	(6c)	39,734

Gross margin	85,433		(1,734)	20,668	(4,357)		101,744

Operating expenses:
Selling and marketing	27,745	7,577	2,659	10,236	—		37,981
Software development	12,351	4,833	(983)	3,850	—		16,201
General and administrative	24,897	5,383	436	5,819	(3,464	) (6d)	27,252
Purchase amortization	3,299			—	2,810	(6c)	6,109
Other Apartments.com operating expenses		3,846	(3,846)	—	—		—

	68,292	21,639	(1,734)	19,905	(654)		87,543

Income (loss) from operations	17,141	763	—	763	(3,703)		14,201
Interest and other income	137	4	—	4	(4	) (6e)	137
Interest and other expense	(1,615)	—	—	—	(2,273	) (6f)	(3,888)

Income (loss) before income taxes	15,663	767	—	767	(5,980)		10,450
Income tax expense (benefit), net	5,923	—	—	—	(1,981	) (6g)	3,942

Net income (loss)	$9,740	$767	$—	$767	$(3,999)		$6,508

Net income per share — basic	$0.34						$0.23

Net income per share — diluted	$0.34						$0.23

Weighted average outstanding shares — basic	28,273						28,273

Weighted average outstanding shares — diluted	28,840						28,840

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On April 1, 2014, the Company purchased from Classified Ventures, LLC (“CV”) certain assets and assumed certain liabilities, in each case, related to the Apartments.com business for $587.1 million in cash, subject to a customary working capital adjustment. The acquisition of the Apartments.com business is a business combination and will be accounted for as such.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting, under existing U.S. GAAP standards, which are subject to change and interpretation, and were based on the historical financial statements of the Company and Apartments.com.

These standards require, among other things, that assets acquired and liabilities assumed be recognized at their fair value as of the acquisition. These standards also require that consideration transferred be measured at the closing date of the acquisition at the then-current market price.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specify a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, CoStar may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect CoStar’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the acquisition, primarily at their respective fair values and added to those of the Company. Financial statements and reported results of operations of the Company issued after completion of the purchase will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Apartments.com.

Acquisition-related transaction costs (i.e. advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting Apartments.com are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by the Company are estimated to be approximately $1.1 million and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.

3.	Accounting Policies

The Company will review Apartments.com’s accounting policies. As a result of that review, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements. Based on our preliminary analysis, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Consideration Transferred

The consideration for the acquisition was $587.1 million of cash. This amount remains subject to a working capital adjustment and may not represent the final purchase price.

5.	Estimate of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by the Company in the acquisition, reconciled to the consideration transferred (in thousands):

Book value of Apartments.com net assets:	$4,739
Adjusted for excluded assets and liabilities:
Short-term investments	(1,464	) (i)
Prepaid expense and other current assets	(575	) (i)
Property and equipment, net	(428	) (i)
Accrued wages and commissions	1,662	(i)
Accrued expenses	3,101	(i)
Deferred revenue	611	(i)
Current portion of deferred long-term incentive plan	5,264	(i)
Elimination of existing goodwill	(3,440)

Adjusted book value of net assets acquired	9,470
Adjustments to:
Identifiable intangible assets	136,000	(ii)
Goodwill	441,634	(iii)

Total estimated consideration	$587,104

(i)	Certain assets and liabilities including but not limited to deferred revenue and related capitalized costs, employee expenses, and internal use software costs have, in accordance with the asset purchase agreement, been excluded from the transaction and not acquired.

(ii)	Identifiable intangible assets are required to be measured at fair value. These acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all expected future net cash flows. There were significant limitations regarding what CoStar could learn about the specifics of the Apartments.com intangible assets prior to the consummation of the transaction and any such process will take time to complete.

At this time, the Company does not have sufficient information as to the amount, timing and risk of cash flows of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows (dollars in thousands):

	Estimated Fair Value	Estimated Useful Life	Amortization Method
Customer relationships	69,000	10 years	200% declining balance
Database technology	22,000	2 years	Straight-line
Trade names	45,000	7 years	Straight-line

Total	$136,000

These preliminary estimates of fair value, useful life, and amortization method will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. As the Company reviews the specifics of the Apartments.com intangible assets, additional insight will be gained that could impact (a) the estimated total value assigned to intangible assets, (b) the estimated allocation of value between assets and/or (c) the estimated useful life and/or amortization method of each category of intangible assets. The estimated intangible asset values, their useful lives and amortization methods could be impacted by a variety of factors that may yet become known to us as the acquisition accounting has not yet been finalized. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the Apartments.com intangible assets and/or to the estimated useful lives from what the Company has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to our estimate of associated amortization expense.

(iii)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

Other than the preliminary estimated adjustments identified above, the accompanying unaudited pro forma condensed combined financial statements assume that the book values of the assets acquired and liabilities assumed by CoStar in the acquisition are representative of their fair value. This preliminary estimate of the fair value of assets acquired and liabilities assumed may be different from the final acquisition accounting and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

6.	Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for the anticipated sources and uses related to the purchase, as follows (dollars in thousands):

Sources:
Proceeds from issuance of debt instruments	$550,000

550,000

Uses:
Cash portion of acquisition consideration	(587,104)
Retire existing CoStar debt	(148,750)
Acquisition related transation costs	(986)
Fees related to debt issuance	(10,130)

(746,970)

$(196,970)

(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows (dollars in thousands):

Eliminate Apartments.com historical goodwill	$(3,440)
Estimated transaction goodwill	441,634

Total	$438,194

(c)	The pro forma adjustment to “Intangibles and other assets, net” of $136.0 million represents the Company’s estimate of the fair value of the intangible assets acquired.

To adjust related amortization expense for the periods presented, as follows (dollars in thousands):

	For the year ended December 31, 2013	For the three months ended March 31, 2014
Cost of revenues	$17,429	$4,357
Operating expenses	12,799	2,810

Total	$30,228	$7,167

(d)	For the year-ended December 31, 2013, to adjust Apartments.com’s historical results to eliminate $1.3 million of direct incremental costs specific to the acquisition.

For the three months ended March 31, 2014, to adjust Apartments.com’s and the Company’s historical results to eliminate $2.4 million and $1.1 million of direct incremental costs specific to the acquisition, respectively.

(e)	For the year-ended December 31, 2013 and for the three months ended March 31, 2014, to adjust Apartments.com’s historical results to eliminate $399,000 and $4,000 of gain on investments, respectively. The investments which produced those gains were part of a deferred compensation plan and were not purchased in the acquisition.

(f)	On April 1, 2014, CoStar entered into a Credit Agreement (the “2014 Credit Agreement”) by and among CoStar, as Borrower, CoStar Realty Information, Inc., as Co-Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent. The 2014 Credit Agreement provided for a $400.0 million term loan facility and a $225.0 million revolving credit facility, each with a term of five years. The proceeds of the term loan facility and the initial borrowing under the revolving credit facility of $150.0 million were used to refinance the 2012

Credit Agreement, including related fees and expenses, and pay a portion of the consideration and transaction costs related to the acquisition. The undrawn proceeds of the revolving credit facility will be available for working capital and other general corporate purposes of CoStar and its subsidiaries.

Effective April 1, 2014, CoStar terminated the 2012 Credit Agreement and repaid all amounts outstanding thereunder.

The term loan facility will amortize in quarterly installments resulting in an annual amortization of 5% during each of the first, second and third years, 10% during the fourth year and 15% during the fifth year, with the remainder payable at final maturity. CoStar has the option to prepay all or any portion of the term loan at any time without penalty other than LIBOR breakage costs.

The Credit Facility carries an initial interest rate equal to LIBOR plus 2.00%. This rate is subject to adjustment in future periods based on CoStar’s first lien secured leverage ratio (as defined in the credit agreement) and could increase to LIBOR plus 2.25% or decrease to as low as LIBOR plus 1.25%. For purposes of the pro forma financial statements CoStar has assumed a rate of LIBOR plus 2.00% for the life of the credit facility and a 1 month LIBOR rate of 0.25%. The resulting effective interest rate on the credit facility, including periodic administrative fees, commitment fees on the unused portion of the revolving line of credit and the amortization of deferred debt issuance costs, is approximately 3.00%. A change in the interest rate of 25 basis points would result in a change in interest expense of approximately $1.3 million and $330,000 for the year ended December 31, 2013 and the quarter ended March 31, 2014, respectively.

Estimated origination and issuance costs of $10.0 million, in addition to $5.8 million of unamortized debt issuance cost already on the balance sheet, will be amortized to interest expense over the 5 year term of the 2014 Credit Agreement. Amortization of debt issuance costs is estimated to be $3.4 million for the year ended December 31, 2013 and $831,000 for the quarter ended March 31, 2014. Estimated financing fees of $161,000 will be expensed on origination and are included as an adjustment to retained earnings on the pro forma balance sheet.

The pro forma adjustments to interest and other expense for the periods presented are as follows (dollars in thousands):

For the year ended December 31, 2013
Eliminate CoStar Group, Inc. interest expense to reflect change in borrowing	$6,943
Estimated interest expense on acquisition financing	(15,876)

$(8,933)

For the three months ended March 31, 2014
Eliminate CoStar Group, Inc. interest expense to reflect change in borrowing	$1,615
Estimated interest expense on acquisition financing	(3,888)

$(2,273)

The pro forma adjustments to debt issuance costs and long-term debt are as follows (dollars in thousands):

Debt issuance costs	Short-term	Long-term
Reclass short-term to long-term	$(2,547)	$2,547
Estimated debt issuance costs on credit facility	—	9,969
Long-term portion of new debt issuance costs included at 3/31/14		(445)
Reclass short-term portion	3,370	(3,370)

	$823	$8,701

Long-term debt	Short-term	Long-term
Reclass short-term to long-term	$(26,250)	$26,250
Repay existing term loan	—	(148,750)
Estimated new borrowing	—	550,000
Reclass short-term portion	20,000	(20,000)

	$(6,250)	$407,500

(g)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a tax rate of 38% and the application of a 38% tax rate to Apartments.com’s historical results.

(h)	To eliminate Apartments.com’s equity and to make pro forma adjustments to retained earnings for estimated debt issuance costs and deal fees, as follows (dollars in thousands):

Retained earnings
Eliminate Apartments.com stockholders’ equity	$(4,739)
Estimated deal costs	(986)
Expenses incurred for debt refinance	(161)

$(5,886)